EXHIBIT 1

Transactions in the Shares in the Past 60 days

Entity	Transaction Date	Shares	Cost	Per Share
SAL[1]	10/31/2024	11,220	35,459.17	29.06

SIP[1]	10/31/2024	877	25,495.33	29.07

SIPII[1]	10/31/2024	11,158	33,658.16	29.07

LSBK[1]	10/31/2024	717	20,847.77	29.08

Broad Park[1]	10/31/2024	870	25,292.20	29.07

Chewy[1]	10/31/2024	134	2,912.50	29.20

Seidman[2]	11/5/2024	26		34.50
Seidman[2]	12/6/2024	230		32.90
Seidman[2]	12/9/2024	236		32.90

1 Includes brokerage commission
2 Shares of restricted stock granted pursuant to Issuer’s Stock Plan